Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), by and among Exicure, Inc. (the “Company”) and Jung S. Kim (“You” or “Your”) (the Company and You each a “Party”, and collectively the “Parties”), is entered into and effective as of April 27, 2023 (the “Effective Date”).1
WHEREAS, the Company desires to employ You as its Chief Executive Officer, and You desire to accept said employment by the Company;
WHEREAS, the Company has agreed to employ You in exchange for Your compliance with the terms of this Agreement; and
WHEREAS, the Company and You desire to express the terms and conditions of Your employment in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Employment and Duties.
(a)Position. As of the Effective Date, the Company shall employ You as its Chief Executive Officer. The Company may change Your position, title, responsibilities, and/or duties as the Company’s needs change. While serving as Chief Executive Officer of the Company, You shall serve on the Board of the Company.
(b)Reporting. You shall report directly and exclusively to the Board of Directors (“Board”) of the Company.
(c)Duties. You agree to perform the duties as set forth in Exhibit B (the “Duties”) and as may otherwise be assigned to You by the Company from time to time in its sole and absolute discretion. You agree to act at all times in the best interests of the Company. You further agree to promptly report to the Board all material decisions made by You related to the Duties and the Company’s business, operations, and finances.
(d)Devotion of Time. You agree to (i) devote all necessary working time required of Your position, (ii) devote Your best efforts, skill, and energies to promote and advance the business and/or interests of the Company, and (iii) fully perform Your obligations under this Agreement. During Your employment, You shall not render services to any other entity, regardless of whether You receive compensation, without the prior written consent of the Company. Notwithstanding the foregoing, the Company acknowledges and agrees that You currently hold a director position at Hanil Energy Co. Ltd. in Korea. In addition, You may (i) engage in community, charitable, and educational activities, (ii) manage Your personal investments, and (iii) with the prior written consent of the Company, serve on corporate boards or committees, provided that such activities in subclauses (i) through (iii) do not conflict or interfere with the performance of Your obligations under this Agreement or conflict with the interests of the Company.
(e)Company Policies. You agree to comply with the policies and procedures of the Company as may be adopted and changed from time to time, including those described in the Company’s employee policies. If this Agreement conflicts with such policies or procedures, this Agreement shall control.
(f)Fiduciary Duties. As an officer of the Company, You owe a duty of care and loyalty to the Company, as well as a duty to perform Your Duties in a manner that is in the best interests of the Company. You owe such duties to the Company in addition to duties imposed upon You under applicable law.
(g)Geographic Area. You shall perform Your duties primarily remotely from Korea, subject to necessary travel requirements.
2.Term. Your employment relationship with the Company is at-will. You may terminate Your employment with the Company at any time and for any reason whatsoever by notifying the Company, and the Company may terminate Your employment at any time with or without cause or advance notice. The period during which You are employed by the Company shall be referred to as the “Employment Period.”
3.Compensation and Benefits.
(a)Base Salary. During the Employment Period, the Company shall pay You an annual base salary (“Base Salary”) of Three Hundred Thousand Dollars ($300,000.00), subject to all applicable withholdings, in accordance with the Company’s normal payroll practices. Your Base Salary may be adjusted at the discretion of the Board based upon Your performance and the Company’s performance, as determined in the sole and absolute discretion of the Board.
1 Unless otherwise indicated, all capitalized terms used in this Agreement are defined in the “Definitions” section attached as Exhibit A. Exhibit A is incorporated by reference and is included in the Definition of this “Agreement

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(b)Bonus. During the Employment Period, You may, in the Board’s sole and absolute discretion, be eligible to receive a discretionary bonus in connection with a successful sale or other disposition of all or substantially all of the assets of the Company, or other similar transaction (the “Bonus”). You must be employed by the Company as of the closing date of any such transaction to be considered for a Bonus. The Bonus, if any, shall be subject to all applicable withholdings and shall be paid within thirty (30) days after the closing date of such qualifying transaction.
(c)Benefits Plans. During the Employment Period, You are eligible to participate in benefit plans from time to time in effect for executives and employees of the Company, subject to the terms and conditions of such plans as in effect from time to time.
(d)Business Expenses. During the Employment Period, the Company shall reimburse You for all approved business expenses incurred by You in the performance of Your duties under this Agreement in accordance with the policies and procedures of the Company.
4.Indemnification. The Company shall indemnify You to the extent permitted by applicable law from and against any action, suit, proceeding, or liability arising as a direct consequence of the discharge of Your duties under this Agreement or of Your status as an officer or director of the Company.
5.Termination. As an at-will employee, Your employment and this Agreement may be terminated at any time and for any reason, including, but not limited to:
(a)Mutual written agreement between You and the Company at any time;
(b)Your death;
(c)Your disability which renders You unable to perform the essential functions of Your job even with reasonable accommodation, as determined in the Company’s sole and absolute discretion;
(d)For Cause. For Cause shall mean a termination by the Company because of any one of the following events, regardless whether the evidence used to support a for Cause termination is acquired before or after the date Your employment is terminated by the Company:
(i)Your insubordination;
(ii)Your breach of this Agreement or Your fiduciary duty to the Company;
(iii)Any act or omission by You which injures, or is likely to injure, the Company or the business reputation of the Company;
(iv)Your dishonesty, fraud, negligence or misconduct;
(v)Your failure to (i) satisfactorily perform Your duties under this Agreement, (ii) follow the direction of any individual to whom You report, (iii) abide by the policies, procedures, and rules of the Company, or (iv) abide by laws applicable to You in Your capacity as an employee, executive, or officer of the Company;
(vi)Your arrest, indictment for, conviction of, or entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude; or
(vii)Your refusal to perform duties unless such refusal is based upon Good Reason;
(e)Your resignation without Good Reason;
(f)Your resignation for Good Reason; or
(g)Without Cause. Without Cause shall mean any termination of employment by the Company other than as set forth in sub-sections (a)-(f) above.
6.Company’s Post-Termination Obligations.
(a)No Post-Termination Obligations. If this Agreement terminates for any reason, (a)-(g) above, then the Company shall pay You all accrued but unpaid wages, based on Your then current Base Salary, through the termination date. The Company shall have no other obligations to You, including under any provision of this Agreement, Company policy, or otherwise; however, You shall continue to be bound by Section 7 and all other post-termination obligations to which You are subject, including, but not limited to, the obligations contained in this Agreement.
7.Your Post-Termination Obligations.
(a)Return of Materials/Property. Upon the termination of Your employment for any reason or upon the Company’s request at any time, You shall immediately return to the Company all of the Company’s property, including, but not limited to, computers, computer equipment, office equipment, mobile phone, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, customer, supplier, licensor, and client lists), rolodexes,

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tapes, laptop computer, electronic storage device, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. You shall not (a) retain any copies of the Company’s property, including any copies existing in electronic form, which are in Your possession custody, or control, or (b) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. The obligations contained in this Section shall also apply to any property which belongs to a third party, including, but not limited to, (a) any entity which is affiliated or related to the Company, or (b) the Company’s customers, licensors, or suppliers.
(b)Set-Off. If You have any outstanding obligations to the Company upon the termination of Your employment for any reason, You hereby authorize the Company to deduct any amounts owed to the Company from Your final paycheck and any other amounts that would otherwise be due to You, including under Section 6 above, except to the extent such amounts constitute “deferred compensation” under Internal Revenue Code Section 409A, subject to applicable law and the terms of any applicable benefit plan. Nothing in this Section 7(b) shall limit the Company’s right to pursue means other than or in addition to deduction to recover the full amount of any outstanding obligations to the Company.
(c)Non-Disparagement. During Your employment and following the termination of Your employment with the Company for any reason, You shall not make any false and disparaging or defamatory statements, whether written or oral, regarding the Company, or any of its current or former officers, directors, shareholders, or employees. Nothing is this Paragraph precludes You from making truthful statements required by law, regulation, or legal process, reporting alleged crimes or unlawful employment practices to any appropriate federal, state, or local governmental agency, or participating in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws.
(d)Resignation. Upon the termination of Your employment with the Company for any reason, You shall deliver to the Company a written resignation from all offices, memberships on the Board, and fiduciary positions in which You serve.
(e)Restrictive Covenants.
(i)Acknowledgments and Representations. You acknowledge and agree that: (a) Your position is a position of trust and responsibility with access to Confidential Information, Trade Secrets, and information concerning employees and Customers of the Company; (b) the relationships between the Company and its Customers are of a substantial and near permanent nature and but for Your employment with the Company, You would not have had access to those Customers; (c) the Trade Secrets and Confidential Information, and the good will and/or relationship(s) between the Company and each of its Employees and Customers, are valuable assets of the Company and may not be used for any purpose other than the Company’s Business; (d) the names of Customers are considered Confidential Information of the Business which constitutes valuable, special, and unique property of the Company; (e) Customer lists and Customer information, which have been compiled by the Company represent a material investment of the Company’s time and money; (f) the Company will invest its time and money in the development of Your skills in the Business; and (g) the restrictions contained in this Agreement, including, but not limited to, the restrictive covenants set forth in Sections 7(e)(ii) through 7(e)(v) below, are reasonable and necessary to protect the legitimate business interests of the Company, and shall not impair or infringe upon Your right to work or earn a living in the event Your employment with the Company ends for any reason.
You represent and warrant that: (i) You are not subject to any legal or contractual duty or agreement that would prevent or prohibit You from performing Your duties for the Company or complying with this Agreement, and (ii) You are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity.
You further agree that during Your employment with the Company and in connection with the performance of Your duties for the Company, You shall not breach any legal or contractual duty or agreement You entered into with any former employer or third party.
(ii)Trade Secrets and Confidential Information. You shall not: (i) use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way the Trade Secrets or the Confidential Information for any purpose other than the Company’s Business, except as authorized in writing by the Company; (ii) during Your employment with the Company, use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, or transfer in any way (a) any confidential information or trade secrets of any former employer or third party, or (b) any works of authorship developed in whole or in part by You during any former employment or for any other party, unless authorized in writing by the former employer or third party; or (iii) upon the termination of Your employment for any reason, (a) retain any Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form) that are in Your possession or control, or (b) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s prior written consent.

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The obligations under this Agreement shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law; and (ii) with regard to the Confidential Information, remain in effect for so long as such information constitutes Confidential Information as defined in this Agreement.
The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, rights provided under copyright laws, trade secret and confidential information laws, and laws concerning fiduciary duties.
Notwithstanding anything to the contrary set forth in this Agreement, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)(1)), no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that: (1) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in or about this Agreement prohibits You from: (A) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (B) providing Confidential Information to the SEC or providing the SEC with information that would otherwise violate Section 7(c) hereof, to the extent permitted by Section 21F of the Securities Exchange Act of 1934; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (D) receiving a monetary award as set forth in Section 21F of the Securities Exchange Act of 1934.
(iii)Non-Solicitation of Customers. During the Restricted Period, You shall not directly or indirectly solicit any Customer of the Company for the purpose of selling or providing any products or services competitive with the Business. The restrictions set forth in this Section apply only to Customers with whom You had Contact.
(iv)Non-Recruit of Employees. During the Restricted Period, You shall not, directly or indirectly, solicit, recruit, or induce any Employee to (i) terminate his or her employment relationship with the Company, or (ii) work for any other person or entity engaged in the Business. For the avoidance of doubt, the foregoing restriction shall prohibit You from disclosing to any third party the names, background information, or qualifications of any Employee, or otherwise identifying any Employee as a potential candidate for employment.
(v)Non-Competition. During the Restricted Period, You shall not, on Your own behalf or on behalf of any person or entity, engage in the Business within the Territory.  For purposes of this Section, the term “engage in” shall include: (a) performing or participating in any activities which are the same as, or substantially similar to, activities which You performed or in which You participated, in whole or in part, for or on behalf of the Company with respect to any product or service which competes with any product or service offered by the Company; (b) performing activities or services about which You obtained Confidential Information or Trade Secrets as a result of Your association with the Company; and/or (c) interfering with or negatively impacting the business relationship between the Company and a Customer or any other third party about whom You obtained Confidential Information or Trade Secrets as a result of Your association with the Company.
(vi)Consideration for Restrictive Covenants. You acknowledge and agree that the Company has provided significant, valuable, actual, knowing, and bargained-for consideration in return for Your agreement to the employment restrictions set forth in Sections 7(e)(ii) through 7(e)(v) above, including Your offer of employment, title, compensation and benefits under this Agreement, and other good and valuable consideration.
8.Assignment of Rights. You acknowledge and agree that, as between You and the Company, the Company shall own, and You hereby assign and, upon future creation, automatically assign to the Company, all right, title and interest, including, without limitation all Intellectual Property Rights, in and to any existing and future Work Product (whether created prior to, on, or after the Effective Date) that (a) is or was created within the scope of Your employment, (b) is based on, results from, or is suggested by any work performed within the scope of Your employment and is related to the Company’s business, (c) has been or will be paid for by the Company, or (d) was created or improved in whole or in part through use of the Company’s time, personnel, resources, data, facilities, or equipment. All Work Product, to the extent permitted by applicable law, shall constitute work made for hire and shall be owned upon its creation exclusively by the Company.
You shall not take any actions inconsistent with the provisions of this Section, including but not limited to the execution of any agreements with any third parties that may affect the Company’s title in and to any Work Product. At the Company’s request, You agree to perform, during or after Your employment with the Company, any acts to transfer, perfect and defend the Company’s ownership of the Work Product, including, but not limited to: (i) executing all documents and instruments (including additional written assignments to the Company), whether for filing an application or registration for protection of the Work Product (an “Application”) or otherwise under any form of intellectual property laws whether in the United States or elsewhere in the world, (ii) explaining the nature and technical details of construction and operation of the Work Product to persons designated by the Company, (iii) reviewing and approving Applications and

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other related papers, or (iv) providing any other assistance reasonably required for the orderly prosecution of Applications. You agree to provide additional evidence to support the foregoing if such evidence is considered necessary by the Company, is in Your possession or control, and is reasonably available and retrievable.
You agree to disclose to the Company and provide the Company with a complete written description of any Work Product in which You are involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product, upon creation of any subject matter that may constitute Work Product, and upon request by the Company. Your failure to provide such a description to the Company, or the Company’s failure to request such a description from You, will not alter the rights of the Company to any Work Product under this Section or otherwise.
Notification Pursuant to the Employee Patent Act, 765 ILCS 1060/2 (1983)
Notwithstanding anything to the contrary set forth in this Agreement, this Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Your own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by You for the Company.
9.License. During Your employment and after Your employment with the Company ends, You grant to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (a) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (b) prepare, use and distribute derivative works based upon the Licensed Materials, and (c) authorize others to do the same. You shall notify the Company in writing of any Licensed Materials You deliver to the Company.
10.Release. During Your employment and after Your employment with the Company ends, You consent to the Company’s use of Your image, likeness, voice, or other characteristics in the Company’s products, services, marketing or informational materials. You release the Company from any cause of action which You have or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics. You represent that You have obtained, for the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs, and other deliverables that You provide to the Company.
11.Post-Employment Activities. You acknowledge and agree that, beginning on the date Your employment with the Company terminates for any reason, (i) You shall remove any reference to the Company as Your current employer from any source You control, either directly or indirectly, including, but not limited to, any Social Media such as LinkedIn, Facebook, Twitter, and/or Instagram, and (ii) You are not permitted to represent Yourself as currently being employed by the Company to any person or entity, including, but not limited to, on any Social Media.
12.Injunctive Relief. If You breach or threaten to breach any portion of this Agreement, You agree that: (a) the Company would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company; and (c) if the Company seeks injunctive relief to enforce this Agreement, You shall waive and shall not (i) assert any defense that the Company has an adequate remedy at law with respect to the breach, (ii) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (iii) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.
13.Independent Enforcement. Each of the covenants set forth in Sections 7(e)(ii) through 7(e)(v) of this Agreement shall be construed as an agreement independent of (a) each of the other covenants set forth in Sections 7(e)(ii) through 7(e)(v), (b) any other agreements, or (c) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in Sections 7(e)(ii) through 7(e)(v) of this Agreement. The Company shall not be barred from enforcing any of the covenants set forth in Sections 7(e)(ii) through 7(e)(v) of this Agreement by reason of any breach of (a) any other covenant set forth in Sections 7(e)(ii) through 7(e)(v) of this Agreement, (b) any other part of this Agreement, or (c) any other agreement with You.
14.Attorneys’ Fees. In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.
15.Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.
16.Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this

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Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.
17.Non-Interference. Notwithstanding anything to the contrary set forth in this Agreement or in any other agreement between You and the Company, nothing in this Agreement or in any other agreement shall limit Your ability, or otherwise interfere with Your rights, to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (each a “Government Agency”), (b) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, (c) receive an award for information provided to any Government Agency, or (d) engage in activity specifically protected by Section 7 of the National Labor Relations Act, or any other federal or state statute or regulation.
18.Governing Law. The laws of the State of Illinois, and the Defend Trade Secrets Act of 2016, where applicable, shall govern this Agreement. If Illinois’ conflict of law rules would apply another state’s laws, the Parties agree that Illinois law shall still govern.
19.No Strict Construction. If there is a dispute about the language of this Agreement, the fact that one Party drafted the Agreement shall not be used in its interpretation.
20.Entire Agreement. This Agreement, including Exhibits A and B, which are incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement.
21.Amendments. This Agreement may not otherwise be amended or modified except in writing signed by both Parties.
22.Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You. You shall not have the right to assign Your rights or obligations under this Agreement. The covenants contained in this Agreement shall survive cessation of Your employment with the Company, regardless of who causes the cessation or the reason for the cessation.
23.Notice. Whenever any notice is required, it shall be given in writing addressed as follows:
To Company:        Exicure, Inc.
2430 N. Halsted Street
Chicago, IL 60614

To Executive:        Jung S. Kim
            1303 Delaware Ave. #311
            Wilmington, DE 19806

Notice shall be deemed given and effective on the earlier of: (i) the date on which it is actually received; (ii) the next business day after it is deposited with UPS, FedEx, or a similar overnight courier service for next business day delivery; or (iii) three (3) days after its deposit in the U.S. Mail addressed as above and sent first class mail, certified, return receipt requested. Either Party may change the address to which notices shall be delivered or mailed by notifying the other party of such change in accordance with this Section.
24.Consent to Jurisdiction and Venue. You agree that any and all claims arising out of or relating to this Agreement shall be brought solely and exclusively in a state or federal court of competent jurisdiction in Illinois. You consent to the personal jurisdiction of the state and/or federal courts located in Illinois. You waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
25.Execution. This Agreement may be executed in one or more counterparts, including, but not limited to, facsimiles. Each counterpart shall for all purposes be deemed to be an original, and each counterpart shall constitute this Agreement.
26.Affirmation. YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS AGREEMENT, YOU KNOW AND UNDERSTAND ITS TERMS AND CONDITIONS, AND YOU HAVE HAD THE OPPORTUNITY TO ASK THE COMPANY ANY QUESTIONS YOU MAY HAVE HAD PRIOR TO SIGNING THIS AGREEMENT.
27.Taxes; Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such federal, state, local, non-U.S. or other taxes as are required to be withheld pursuant to any applicable law or

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regulation. The Company shall not be liable to, and You shall be solely liable and responsible for, any taxes that may be imposed on You.
28.Compliance With Internal Revenue Code Section 409A. The Parties agree that this Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is exempt from, or, if that is not possible, then compliant with the requirements of Section 409A of the Internal Revenue Code (the “Code”) and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its managers, members, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by You as a result of the application of Section 409A of the Code. Any right to a series of installment payments under this Agreement shall, for purposes of Section 409A of the Code, be treated as a right to a series of separate payments.
All reimbursements and in-kind benefits provided under this Agreement that are includible in Your federal gross taxable income shall be made or provided in accordance with the requirements of Section 409A of the Code, including the requirement that (i) any reimbursement is for expenses incurred during Your lifetime (or during a shorter period of time specified in this agreement), (ii) the amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
Additionally, notwithstanding anything in this Agreement to the contrary, any separation payments under this Agreement (to the extent that they constitute “deferred compensation” under Section 409A of the Code and applicable regulations), and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and that would otherwise be payable or distributable hereunder by reason of Your termination, will not be payable or distributable to You by reason of such circumstance unless the circumstances giving rise to such termination meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service.”
In the event that You are a “specified employee” (as described in Code Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Code Section 409A and would otherwise be payable upon Your “separation from service” (as described in Code Section 409A), then no such payment or benefit shall be made before the date that is six (6) months after Your “separation from service” (or, if earlier, the date of Your death). Any payment or benefit delayed by reason of the prior sentence (the “Delayed Payment”) shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
29.Clawbacks. The payments to You pursuant to this Agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy or provision that the Company has included in any of its existing compensation programs or plans or that it may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
30.Right to Advice. You acknowledge that You were informed that You have the right to request or receive confidential legal advice and consult with an attorney before executing the Agreement and that this Paragraph shall constitute written notice of the right to consult with legal counsel.
31.Deadline to Sign and Return. In order to accept this offer of employment, You must sign and return this Agreement to an authorized representative of the Company by 11:59 pm EST on April 27, 2023 (after which this offer will be null and void).

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

Exicure, Inc.

By: ___/s/ Sarah Longoria____________
Sarah Longoria
Chief HR & Compliance Officer

Date: ___4/27/23____________________

Jung S. Kim:

______/s/ Jung S. Kim_______________

Date:____4/27/23___________________

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EXHIBIT A
DEFINITIONS
A.“Business” means the business of developing, manufacturing, marketing, and selling biotechnology and life sciences solutions.
B.“Confidential Information” means (1) information of the Company, to the extent not considered a Trade Secret under applicable law, that (a) relates to the business of the Company, (b) was disclosed to You or of which You became aware of as a consequence of Your relationship with the Company, (c) possesses an element of value to the Company, and (d) is not generally known to the Company’s competitors, and (2) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) methods of operation, (ii) price lists, (iii) financial information and projections, (iv) personnel data, (v) future business plans, (vi) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (vii) the Work Product, (viii) advertising or marketing plans, and (ix) information regarding independent contractors, employees, clients, licensors, suppliers, Customers, prospective customers, or any third party, including, but not limited to, the names of Customers and prospective customers, Customer and prospective customer lists compiled by the Company, and Customer and prospective customer information compiled by the Company. Confidential Information shall not include any information that (v) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (w) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, (x) otherwise enters the public domain through lawful means, (y) making truthful statements required by law, regulation, or legal process, or reporting crimes or unlawful employment practices, to any appropriate federal, state, or local governmental agency, or (z) participating in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws.
C.“Contact” means any interaction between You and a Customer which (i) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company and (ii) occurs during the last year of Your employment with the Company (or during Your employment if employed less than a year).
D.“Customer” means any person or entity to which the Company has sold its products or services, or solicited to sell its products or services.
E.“Employee” means any person who (i) is employed by the Company at the time Your employment with the Company ends, (ii) was employed by the Company during the last year of Your employment with the Company (or during Your employment if employed less than a year), or (iii) is employed by the Company during the Restricted Period.
F.“Good Reason” shall exist if (i) the Company, without Your written consent, materially reduces Your then current authority, duties, or responsibilities; (ii) You provide written notice to the Company of any such action within ninety (90) days of the date on which such action first occurs and provide the Company with thirty (30) days to remedy such action (the “Cure Period”); (iii) the Company fails to remedy such action within the Cure Period; and (iv) You resign within thirty (30) days of the expiration of the Cure Period.  Good Reason shall not include any isolated, insubstantial, or inadvertent action that (a) is not taken in bad faith, and (b) is remedied by the Company within the Cure Period.
G.“Intellectual Property Rights” are all: (a) patents and associated reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part; (b) all inventions, whether patentable or not and whether or not reduced to practice; (c) registered and unregistered trademarks, service marks, certification marks, trade dress, logos, trade names, brand names, corporate names, business and product names, internet domain names, internet uniform resource locators, and internet protocol addresses and all goodwill associated with these rights; (d) Trade Secrets, industrial rights, industrial designs; (e) registered and unregistered works of authorship, copyrights, moral rights and publicity rights; (f) all rights to computer software, computer software source code, proprietary databases and mask works and all documentation and developer tools associated with these; (g) proprietary rights that are similar in nature to those enumerated in (a) through (f) anywhere in the world, (h) all enhancements and improvements to and all derivations of any of the rights enumerated in (a) through (g); and (i) all applications, registrations and documentation associated with the rights described in (a) through (g).
H.“Licensed Materials” means any materials that You utilize for the benefit of the Company, or deliver to the Company or the Company’s customers, which (i) do not constitute Work Product, (ii) are created by You or of which You are otherwise in lawful possession, and (iii) You may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers.
I.“Restricted Period” means the time period during Your employment with the Company and for two (2) years after Your employment with the Company ends for any reason.

___________ 4869-2850-6970(IL)
Initials

J.“Social Media” means any form of electronic communication (such as Web sites for social networking and micro blogging) through which users create online communities to share information, ideas, personal messages, and other content, such as videos.
K.“Territory” means any city or county which the Company or any of its Affiliates is doing business at the time of Your termination of employment.
L.“Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
M.“Work Product” means:
(i)any data, databases, materials, documentation, computer programs, inventions (whether or not patentable), designs, trademarks, trade dress, and/or works of authorship, including but not limited to, discoveries, ideas, concepts, properties, formulas, compositions, methods, programs, procedures, systems, techniques, products, improvements, innovations, writings, pictures, audio, video, images, and artistic works, and any related application or registrations, and each and every original, interim and final version, copy, replica, prototype, or other original work of authorship thereof or in any way related thereto, any and all reproductions, distribution rights, ancillary rights, performances, displays, derivative works, amendments, versions, modifications, copies, or other permutations of the foregoing, regardless of the form or type and the renewals and extensions thereof;
(ii)any subject matter (including but not limited to any new and useful process, machine, manufacture, or composition or matter, or any new and useful improvement thereof) protected or eligible for protection under patent, copyright, proprietary database, trademark, trade dress, Trade Secret, rights of publicity, confidential information, or other property rights, including all worldwide rights therein;
(iii)any goodwill, commercial and economic benefits, relationship and contracts arising out of or resulting from Your employment; and
(iv)any Intellectual Property Rights included within and associated with the items described in (i), (ii) and (iii).

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EXHIBIT B
JOB DUTIES
•Overseeing the ongoing operations of all divisions in the Company
•Overseeing employment decisions at executive level
•Working with the board of the directors and other executives to establish short-term objectives and long-term goals, and related plans and policies
•Reporting regular reports on the status of the Company’s operations to the board of directors
•Reviewing the financial results of all operations vis-à-vis the Company objectives and taking appropriate measures to correct unsatisfactory performance and results.
•Ensuring the Company’s compliance with all applicable laws, rules, regulations and standards
•While serving as Chief Executive Officer of the Company, Executive shall serve on the Board of the Company.
•At the Company’s request, You shall serve the Company and/or its subsidiaries and affiliates in such other capacities in addition to the foregoing as the Company shall designate, provided that such additional capacities are consistent with Your position as the Company’s Chief Executive Officer.

___________ 4869-2850-6970(IL)
Initials